EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 of Bridge Bancorp, Inc. of our report dated March 10, 2009 with respect to the consolidated financial statements of Bridge Bancorp, Inc. and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of Bridge Bancorp, Inc. for the year ended December 31, 2008 and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Livingston, New Jersey
April 24, 2009